CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-274572, 333-279928, and 333-279929), Form S-3 (No. 333-284845) and Form S-8 (Nos. 333-281555 and 333-273444) of Surf Air Mobility Inc. of our report dated March 21, 2025, relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

March 21, 2025